Exhibit 10.1

AMENDMENT AND CONFIRMATION AGREEMENT

This AMENDMENT AND CONFIRMATION AGREEMENT (this “Agreement”) is entered into as of December 22, 2022, among COMMNET FINANCE, LLC, a Delaware limited liability company (“Borrower”), COMMNET WIRELESS, LLC, a Delaware limited liability company (“Commnet Wireless”), in its individual capacity, as Originator and as Servicer, ATN INTERNATIONAL, INC., a Delaware corporation, as Limited Guarantor (in such capacity, “Limited Guarantor”; and together with the Borrower and Commnet Wireless, each a “Transaction Party” and collectively, the “Transaction Parties”), COBANK, ACB (“CoBank”), as Administrative Agent (in such capacity, the “Administrative Agent”) and each of the financial institutions executing this Agreement and identified as a Lender on the signature pages hereto (collectively, the “Lenders”).

RECITALS

WHEREAS, Borrower, Commnet Wireless, Limited Guarantor, the Administrative Agent and the Lenders are party to that certain Credit Agreement, dated as of March 26, 2020 (as amended, modified, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Transaction Parties entered into various other Credit Documents (as defined in the Credit Agreement); and

WHEREAS, Borrower has requested and the Lenders have agreed, subject to the terms and conditions provided herein, to certain amendments with respect to the Credit Documents as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Agreement, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement (for the avoidance of doubt, after giving effect to the amendments in Section 2).

SECTION 2. Amendments. Effective as of the Second Amendment Effective Date, the parties hereto hereby agree to amend the Credit Documents, as follows:

(A)             Section 1.1 of the Credit Agreement is amended by adding the following new defined term in alphabetical order:

“Second Amendment Effective Date” means December 22, 2022.

(B)              Section 1.1 of the Credit Agreement is amended by amending and restating the following defined terms as follows:

“Contract” means the Network Build and Maintenance Agreement between Commnet Wireless and AT&T, dated as of July 31, 2019, including all exhibits and addendums appended thereto, in each case, as amended by that certain First Amendment to Network Build and Maintenance Agreement, dated as of August 6, 2020, as further amended by that certain Second Amendment to Network Build and Maintenance Agreement, dated as of May 4, 2021 and that certain Third Amendment to Network Build and Maintenance Agreement, dated as of July 26, 2022, and, subject to Section 6.5, as may be further amended, modified or supplemented.

“Delayed Draw Commitment Termination Date” means the earlier to occur of (a) December 31, 2023 and (b) the Termination Date.

“Permitted Annual Distribution Amount” means, as of an Annual Distribution Date, an amount equal to (a) for the Fiscal Year 2022, $1,200,000 and (b) for any subsequent Fiscal Year, (I) the amount then on deposit in the Collection Account minus (II) estimated operating expenses of the Borrower for the next twelve months as set forth in the Forecasted Cash Flow Statement minus (III) the greater of (x) 10% of the outstanding principal balance of all Loans as of such date and (y) an amount equal to three months of schedule principal and interest payments with respect to all Loans then outstanding (for purposes of such calculation, assuming each Loan accrues interest at its applicable Weighted Effective Fixed Interest Rate).

(C)             Section 3.3(a) of the Credit Agreement is hereby amended and restated to read as follows:

“(a) Annual Distribution. Within fifteen (15) Business Days after (i) with respect to the Fiscal Year 2022, the Second Amendment Date, and (ii) with respect to the Fiscal Year 2023, the date that the Credit Parties have delivered to the Administrative Agent (1) the financial statements certified by a Financial Officer of Commnet Wireless that are required to be delivered pursuant to Section 5.9(a) with respect to such Fiscal Year, and (2) the Forecasted Cash Flow Statement required to be delivered with such financial statements pursuant to Section 5.1(b) (and in any event, with respect to this clause (ii), after the Draw Period has expired), the Servicer may release funds out of the Collection Account to (or at the direction of) the Borrower in an amount no greater than the Permitted Annual Distribution Amount, subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:”

SECTION 3. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to agree to the amendments in Section 2, each Transaction Party hereby jointly and severally represents and warrants as follows:

(A)             Such Transaction Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by such Transaction Party and is a legal, valid and binding obligation of it and is in full force and effect, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(B)              The execution, delivery and performance of this Agreement in accordance with its terms do not and will not:

(1)              violate any provision of any Law or any governmental rule or regulation applicable to such Transaction Party, except as would not reasonably be expected to have a Material Adverse Effect;

(2)              violate any of the Organizational Documents of such Transaction Party;

(3)              require any registration with, consent or approval of, permit, license, authorization, plan or directive from, notice to, or other action to, with or by, any Governmental Authority or any other Person;

(4)              conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Transaction Party (including, without limitation, the Contractual Obligations of Commnet Wireless under the Contract);

(5)              violate any order, judgment or decree of any court or other agency of government binding on such Transaction Party;

(6)              result in or require the creation or imposition of any Lien upon any of the properties or assets of such Transaction Party (other than any Permitted Liens); or

(7)              require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of such Transaction Party, except for such approvals or consents which will be obtained on or before the Second Amendment Effective Date and delivered to the Administrative Agent.

(C)             All representations and warranties of such Transaction Party set forth in the Credit Documents (after giving effect to the amendments in Section 2) are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, provided, that such representations and warranties (i) that relate solely to an earlier date are true and correct as of such earlier date and (ii) are true and correct in all respects if they are qualified by reference to materiality or a Material Adverse Effect.

(D)             No Default or Event of Default has occurred and is continuing or would be reasonably expected to result after giving effect to the amendments described in Section 2.

SECTION 4. Transaction Party Confirmations. Each of the Transaction Parties consents to the terms and conditions of this Agreement and the transactions contemplated hereby and affirms and confirms that (a) all of its respective obligations under the Credit Agreement and the other Credit Documents (in each case, as modified by this Agreement) are and shall continue to be, in full force and effect, and (b) all of the liens granted to the Administrative Agent under the Security Agreement, the Pledge Agreement, and the other Credit Documents are and shall continue to be, in full force and effect to secure the Secured Obligations (as modified by this Agreement). Limited Guarantor affirms and confirms that its obligations under the Guaranty are and shall continue to be in full force and effect, and shall accrue to the benefit of the Beneficiaries (as defined in the Guaranty) to guarantee the obligations stated therein, in each case as modified by this Agreement.

SECTION 5. Conditions to Effectiveness. This Agreement shall become effective on such date (herein called the “Second Amendment Effective Date”) when each of the following conditions shall have been met:

(A)             Agreement. The Administrative Agent shall have received counterparts of this Agreement duly executed and delivered on behalf of each Transaction Party, the Administrative Agent and the Lenders.

(B)              No Default. No Default or Event of Default shall have occurred and be continuing.

(C)             Representations and Warranties. The representations and warranties in Section 3 shall be true and correct as of the Second Amendment Effective Date.

(D)             Lien Searches Against Transaction Parties. The Administrative Agent shall have received the results of searches for any effective UCC financing statements, tax Liens and judgment Liens filed against Borrower and Commnet Wireless as may be reasonably requested by the Administrative Agent.

SECTION 6. No Novation. This Agreement shall not constitute a novation of the Credit Agreement or any other Credit Document. Except as expressly provided in this Agreement, the execution and delivery of this Agreement does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Credit Documents, and the Credit Documents shall remain in full force and effect. On and after the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.

SECTION 7. Costs and Expenses. Borrower agrees to pay to Administrative Agent, on demand, all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent, including, without limitation, the reasonable and documented fees and expenses of one counsel retained by Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and all other instruments and documents contemplated hereby.

SECTION 8. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9. Governed under Provisions of Credit Agreement. This Agreement is a Credit Document executed pursuant to the Credit Agreement. This Agreement shall be governed by and shall be construed and enforced in accordance with all provisions of the Credit Agreement, including the governing law provisions thereof.

SECTION 10. Further Assurances. In furtherance of the foregoing, each Transaction Party shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement.

[Signatures Follow on Next Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMMNET FINANCE, LLC
as Borrower

By:	/s/ Justin D. Benincasa
Name:	Justin D. Benincasa
Title:	Treasurer

COMMNET WIRELESS, LLC
in its individual capacity, as Originator and Servicer

By:	/s/ Justin D. Benincasa
Name:	Justin D. Benincasa
Title:	Treasurer

ATN INTERNATIONAL, INC.
as Limited Guarantor

By:	/s/ Justin D. Benincasa
Name:	Justin D. Benincasa
Title:	Treasurer

COBANK, ACB,
as Administrative Agent and a Lender

By:	/s/ Gary Franke
Name:	Gary Franke
Title:	Managing Director